As filed with the Securities and Exchange Commission on February 6, 2024

Registration No. 333-261815

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

POST-EFFECTIVE AMENDMENT NO. 3 ON FORM S-3

TO

FORM F-3 REGISTRATION STATEMENT NO. 333-261815

UNDER

THE SECURITIES ACT OF 1933

AKUMIN INC.

(Exact name of registrant as specified in its charter)

Delaware	88-4139425
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification Number)

8300 W. Sunrise Boulevard

Plantation, Florida 33322

(844) 730-0050

(Address, including zip code, and telephone number, including area code, of registrant’s principal executive offices)

Akumin Operating Corp.

8300 W. Sunrise Boulevard

Plantation, Florida 33322

(844) 730-0050

(Name, address, including zip code, and telephone number, including area code, of agent for service)

Copies to:

Thomas P. Conaghan, Esq. McDermott Will & Emery LLP The McDermott Building 500 North Capitol Street NW Washington, DC 20001-1531 Telephone: (202) 756-8161

Approximate date of commencement of proposed sale to the public: Not applicable.

If the only securities being registered on this Form are being offered pursuant to dividend or interest reinvestment plans, please check the following box. ☐

If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, check the following box. ☐

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

If this Form is a registration statement pursuant to General Instruction I.D. or a post-effective amendment thereto that shall become effective upon filing with the Commission pursuant to Rule 462(e) under the Securities Act, check the following box. ☐

If this Form is a post-effective amendment to a registration statement filed pursuant to General Instruction I.D. filed to register additional securities or additional classes of securities pursuant to Rule 413(b) under the Securities Act, check the following box. ☐

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, a smaller reporting company or an emerging growth company. See the definitions of “large accelerated filer,” “accelerated filer,” “smaller reporting company” and “emerging growth company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer	☐	Accelerated filer	☐

Non-accelerated filer	☒	Smaller reporting company	☒

		Emerging growth company	☒

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act. ☐

DEREGISTRATION OF UNSOLD SECURITIES

This Post-Effective Amendment No. 3 relates to the following Registration Statement on Form S-3 (the “Registration Statement”) of Akumin Inc., a Delaware corporation (the “Registrant”), previously filed by the Registrant with the U.S. Securities and Exchange Commission (the “Commission”), and is being filed to deregister any and all securities registered but unsold or otherwise unissued under the Registration Statement as of the date hereof:

•

Registration Statement on Form F-3 (Registration No. 333-261815) filed with the Commission on December 21, 2021 and declared effective on December  29, 2021, as amended by the Post-Effective Amendment No. 1 to Form F-3 on Form S-3 filed with the Commission on March 16, 2022 and declared effective on April  13, 2022, and as further amended by the Post-Effective Amendment No. 2 to Form F-3 on Form S-3 filed with the Commission on November 10, 2022, and declared effective on November 15, 2022, registering the offer and sale of up to 34,837,663 shares of common stock, par value $0.01 per share, of the Registrant (the “Common Stock”) by the selling stockholders named therein.

On October 20, 2023, the Registrant entered into a Restructuring Support Agreement (including all exhibits thereto, collectively, the “RSA”) with certain of its debtor affiliates as set forth in the RSA (together with the Registrant, the “Debtors”) and the other parties thereto (collectively, the “Consenting Stakeholders”). Under the terms of the RSA, the Debtors and certain Consenting Stakeholders agreed to the terms of a restructuring of the Registrant pursuant to the terms set forth in the Joint Prepackaged Chapter 11 Plan of Reorganization of the Debtors (as amended, supplemented or otherwise modified from time to time, the “Prepackaged Plan”). In connection therewith, on October 22, 2023, the Debtors filed voluntary petitions under Chapter 11 of the United States Code in the United States Bankruptcy Court for the Southern District of Texas (the “Bankruptcy Court”), thereby commencing chapter 11 cases for the Debtors (the “Chapter 11 Cases”). The Chapter 11 Cases are jointly administered under the caption In re Akumin Inc., et al., Case No. 23-90827 (CML). On November 30, 2023, the Bankruptcy Court entered an order confirming the Prepackaged Plan. On February 6, 2024 (the “Effective Date”), the Prepackaged Plan became effective in accordance with its terms and the Registrant emerged from the Chapter 11 Cases. As part of the transactions undertaken pursuant to the Prepackaged Plan, all shares of Common Stock, together with any shares of restricted stock, restricted stock units, or any other right to receive equity in the Registrant, in each case, outstanding immediately prior to the Effective Date, were cancelled, discharged and of no force and effect.

The Registrant hereby removes from registration any and all securities registered under the Registration Statement that remain unsold or otherwise unissued under the Registration Statement as of the date hereof. The Registration Statement is hereby amended, as appropriate, to reflect the deregistration of such securities, and the Registrant hereby terminates the effectiveness of the Registration Statement.

As no securities are being registered herein, and the sole purpose of this filing is to terminate and deregister any and all securities that remain unsold or otherwise unissued under the Registration Statement, the disclosure requirements for exhibits under Regulation S-K Item 601 are inapplicable to this filing.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, as amended (the “Securities Act”), the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-3 and has duly caused this Post-Effective Amendment No. 3 to the Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Plantation, Florida on February 6, 2024.

Akumin Inc.

By:	/s/ Riadh Zine
Riadh Zine Chairman, Chief Executive Officer and Director

Note: No other person is required to sign this Post-Effective Amendment No. 3 to the Registration Statement in reliance on Rule 478 under the Securities Act.